UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 1, 2015

K2M GROUP HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-36443	27-2977810
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

751 Miller Drive, SE
Leesburg, Virginia 20175
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (703) 777-3155

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.

As part of K2M Group Holdings, Inc.’s (the “Company”) annual compensation-setting process, on July 1, 2015, the Company’s Compensation Committee of the Board of Directors (the “Committee”) approved and authorized annual equity-based awards to certain of the Company’s officers under the 2014 Omnibus Incentive Plan, including Messrs. Eric D. Major (President and Chief Executive Officer), Gregory S. Cole (Chief Financial Officer) and John P. Kostuik, M.D. (Chief Medical Officer), consisting of nonqualified stock options (“options”) and restricted shares of the Company’s common stock (“restricted shares”).
Stock Options
One-third of the options vest on each of the first three anniversaries of July 1, 2015, subject to the executive’s continued employment through each applicable vesting date and will terminate 10 years from the date of grant or earlier if the executive’s service terminates. The options have an exercise price per share equal to the closing price of the Company’s common stock as reported on the NASDAQ Global Select Market on the date of grant. If the executive’s employment terminates for any reason, all unvested options will be forfeited. Upon termination of an executive’s employment for cause, all vested options terminate. Upon termination due to death or disability, all vested options will remain exercisable for one year thereafter. Upon termination of employment for any other reason all vested options will remain exercisable for 90 days thereafter.
On July 1, 2015, the Board granted 54,500 options to Mr. Major, 22,000 options to Mr. Cole and 13,800 options to Dr. Kostuik. The exercise price per share under each grant is $23.46.
Restricted Shares
One-third of the restricted shares vest on each of the first three anniversaries of July 1, 2015, subject to the executive’s continued employment through each applicable vesting date. If the executive’s employment terminates for any reason, all unvested restricted shares will be forfeited.
On July 1, 2015, the Board granted 21,000 restricted shares to Mr. Major, 8,600 restricted shares to Mr. Cole and 5,300 restricted shares to Dr. Kostuik.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

K2M GROUP HOLDINGS, INC.
Date:	July 6, 2015	By:	/s/ GREGORY S. COLE
		Name: Title:	Gregory S. Cole Chief Financial Officer